Exhibit 4.71

Execution Version

Notice of Assignment in relation to PetroSA

To:	PetroSA
151 Frans Conradie Drive
Parow 7500
Republic of South Africa,

together with its permitted assignees under the Contract (as defined below)

The vessel m.v. “GLAS DOWR” registered in The Netherlands Antilles at the port of Willemstad, Curaçao with registration number 1996-C-1514, which has been converted into a floating production, storage and offloading unit

We refer to:

(a)                        the agreement (as amended from time to time prior to the date hereof or, with the consent of the Assignee (as defined below), after the date hereof) for the provision and operation of floating production, storage and offloading facilities Sable Field Development dated 12 June 2001 and made between you, PetroSA (formerly known as Soekor E and P (Pty) Ltd), and us, Bluewater (UK) Limited, (the “Assignor”), and every deed, document, agreement instrument contract or other arrangement relating thereto (collectively referred to herein as the “Contract”); and

(b)                       the notice of assignment dated 28 January, 2002, issued to you by the Assignor (the “Notice”).

We hereby give you notice:

1                                that, by a Deed of Release, Discharge, Reassignment and Termination dated 29 June 2006, the Assignee (as defined in the Notice) reassigned the rights, title, interest and benefit assigned to the Assignee and described in the Notice;

2                                that, by a general assignment (the “Assignment”) dated 29 June 2006 made between (inter alios) us and ING Bank N.V. (in its capacity as security trustee) (the “Assignee”), we have assigned to the Assignee all of our rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to (inter alia) the Contract including (but without prejudice to the generality of the foregoing) our rights to receive monies and make claims for damages under and pursuant to the Contract;

3                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 5 below, you are irrevocably authorised and instructed to pay those amounts payable to us under and pursuant to the Contract which are identified below to such account as we may from time to time direct (and all defined terms used below and all references below to parts, sections and tables are to the relevant defined terms used in and parts, sections and tables of the Contract):

(a)                        Payments relating to design, procurement, fabrication/conversion and testing (part B, sections 2.2 and 2.3 and part D section 2.1)

(b)                       Payments related to mobilisation/transit/installation (part B section 3.1 and 4.1)

(c)                        Payments related to transit to subsequent locations: Operating Transit rate and Shuttle tanker Transit rate (part B sections 3.3 and 3.4)

(d)                       Payments during Operations: Operating Rate and Shuttle Tanker Rate (part B, sections 5.2 and 5.3)

(e)                        Payments related to Decommissioning/Demobilisation (part B, section 6.1, 6.2, 6.3 and 7 and part F table 1 and 2 where it refers to Shuttle Tanker, Subsea Equipment, Lay up costs, Decommissioning, Demobilisation and Disconnection FPSO and Mooring Recovery)

(f)                          Payments related to Lay up: Operating Lay up rate and Shuttle Tanker Lay up rate (part B, section 9)

(g)                       Sundry Items/Reimbursable Ancillaries (part B, sections 10 and 11)

(h)                       Payments related to Force Majeure: Operating Rate and Shuttle Tanker Rate (part A, section 12)

(i)                           Payments related to Legislative Changes (part A, section 16)

(j)                           Payments related to additional facilities (part C, section 1.1, 1.2, 1.3)

(k)                        Payments for Import Wharfage charges (part C, section 1.4 and part 2 section 2.3.2)

(l)                           Payments related to extra work (part E)

(m)                     Without double-counting, any other revenue or capital item (or part thereof) comprising an operating cost or expense of the Assignor which has no notional or actual element of debt principal or interest in its composition or otherwise attributable to it;

4                                that you are irrevocably authorised and instructed to pay all other amounts payable to us under and pursuant to the Contract to account name “BUK Assigned Account ”, account number 02.00.29.020, with ING Bank N.V., acting through its Amsterdam head office, or, with effect from the receipt by you of written instructions from ING Bank N.V., acting for these purposes as agent of the Assignee, to such effect, to such other account as ING Bank N.V. (in such capacity) may from time to time direct;

5                                that at all times after you have received written notice from the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, that the Assignment has become enforceable, you are irrevocably authorised and instructed to pay all amounts referred to in paragraph 3 above to account name “BUK Assigned Account ”, account number 02.00.29.020, with ING Bank N.V., acting through its Amsterdam head office, or, with effect from the receipt by you of written instructions from ING Bank N.V., acting for these purposes as agent of the Assignee, to such effect, to such other account as ING Bank N.V. (in such capacity) may from time to time direct; and

6                                that each amount paid by you in accordance with paragraph 3, 4 or 5 above shall discharge, by a corresponding amount, your payment obligations under the Contract.

Please acknowledge receipt of this notice by signing the acknowledgement endorsed on the enclosed duplicate of this notice and returning that duplicate direct to the Assignee at the address shown, with a copy to us.

For and on behalf of
Bluewater (UK) Limited
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006

To:	ING Bank N.V.

Copy:	Bluewater (UK) Limited

We acknowledge receipt of the notice set out above and consent to the assignment referred to therein.

For and on behalf of
PetroSA
by its duly authorised officer

/s/ [ILLEGIBLE]

Dated 20.7.2006